Exhibit 99

MEDIA CONTACT:
Peggy A. Palter
(847) 286-8361

FOR IMMEDIATE RELEASE:

October 24, 2001

SEARS REPORTS THIRD-QUARTER 2001 EARNINGS

Comfortable with Analysts' Consensus Estimates for 2001 Earnings

HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. (NYSE: S) today reported third-quarter 2001 earnings of $262 million or $0.80 per share, an increase of 5.3 percent on a per share basis, over comparable basis third quarter 2000 net income of $261 million or $0.76 per share.

"While the current retail sales environment is very challenging, we are pleased that we delivered operating income growth in our core retail and credit businesses," said Chairman and Chief Executive Officer, Alan J. Lacy. "Our strong retail earnings growth reflects our heightened focus on bottom line results. By tightly controlling margins, inventories and expenses, we more than offset lower retail revenues. Our credit business should continue to build receivables growth momentum while maintaining strong portfolio credit quality."

Reported earnings in the third quarter of 2000 of $0.81 per share included net securitization income of $17 million or $0.05 per share.

Retail and Related Services

Retail and related services revenues for the third quarter of 2001 of $7.33 billion were 1.8 percent below last year's third quarter revenues of $7.47 billion. Sales increases by The Great Indoors, dealer stores and Sears repair services were offset by declines in full-line stores.

"The uncertainty of the economic environment continues to negatively impact sales within the full-line stores," said Lacy. In hardlines, strong growth in appliances and Sears Automotive Centers as well as an increase in lawn and garden sales were offset by decreases in other hardlines -more -

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categories. In softlines, strong home decor results were driven by the sale of mattresses which were reintroduced by full-line stores in the second quarter of this year. These increases were offset by lower sales in other softlines categories.

Retail and related services gross margin rate improved by 30 basis points to 25.6 percent. Full-line hardlines and softlines businesses, hardware stores and Sears repair services contributed to the margin expansion.

Selling and administrative spending was 1.5 percent lower than third quarter 2000 due to decreases in expenses in full-line stores and direct to customer, partially offset by higher investment in The Great Indoors. Selling and administrative expenses were 22.1 percent of sales compared with 22.0 percent last year as lower revenues continued to constrain expense leverage on a rate basis.

Retail and related services posted operating income of $82 million as compared with operating income of $69 million in the prior year period.

Credit and Financial Products

Third-quarter domestic credit and financial products revenues increased 0.9 percent from a year ago, to $1.31 billion as higher average receivable balances offset a lower portfolio yield. Credit receivables at the end of the third quarter grew 1.7 percent over the prior year.

Funding costs declined by $39 million or 10.2 percent from last year's quarter due to a favorable interest rate environment. Operating expenses increased by 4.0 percent over last year.

The provision for uncollectible accounts increased by $39 million or 11.9 percent over last year's period. The net charge-off rate increased to 5.62 percent from 4.97 percent a year ago. This increase was expected due to higher credit customer bankruptcy filings this year. Bankruptcy filings have declined in the third quarter from second quarter levels. Delinquencies at the end of the third quarter improved to 7.41 percent versus 7.47 percent in last year's quarter. The domestic allowance for uncollectible accounts of $1.1 billion is unchanged from the end of the second quarter.

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Operating income excluding non-comparable items increased by $4 million or 1.0 percent to $393 million as favorable funding costs and higher revenues more than offset higher provision expense.

Sears Canada

Sears Canada revenue increased 1.7 percent to $1.0 billion in the third quarter of 2001. Sales increases from new stores were partially offset by a 4 percent decline in the value of the Canadian dollar relative to the U.S. dollar. Sears Canada's operating loss of $4 million compares with operating income of $21 million in last year's quarter. The $25 million profit decline resulted from sluggish sales coupled with increased markdowns and higher expenses to support stores opened in 2000.

Corporate and Other

Revenues from the home improvement services businesses included in the Corporate and Other segment increased by 14.9 percent to $108 million. Segment operating loss was $18 million worse than the third quarter of last year primarily due to consulting expenses related to full line store and home office strategic reviews. Other income improved by $21 million primarily due to dividends and higher earnings from unconsolidated subsidiaries. The company repurchased 3.0 million shares of Sears common stock during the quarter at a cost of $101 million.

Outlook

"Although the current climate has created a high degree of uncertainty regarding consumer spending for the holiday season, we are comfortable with analysts' current consensus estimates of $4.09, excluding non-comparable items and net securitization income," said Lacy.

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Forward-Looking Statements

This release contains forward-looking statements, including the Outlook. The statements are based on assumptions about the future, which are subject to risks and uncertainties, such as competitive conditions in retail, the effects of the curent economic climate, including changes in consumer confidence, changes in interest rates, delinquency and charge-off trends in the credit card receivables portfolio, customer reactions to the company's strategic initiatives, and normal business uncertainty. In addition, Sears typically earns a disproportionate share of its operating income in the fourth quarter due to seasonal buying patterns, which are difficult to forecast with certainty, particularly given recent national developments. The company believes its forward-looking statements are reasonable but cautions that actual results could differ materially. The company intends these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.

About Sears

Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive products and services, with annual revenue of more than $40 billion and approximately 300,000 employees nationwide. The company serves families in the U.S. through Sears stores nationwide, including approximately 860 full-line stores. Sears also offers a wide variety of merchandise and services through its Web site, www.sears.com. Sears, Roebuck and Co. is the majority owner of Sears Canada Inc. The company makes available by phone a recorded message on sales performance of its domestic stores. The message is updated weekly and can be heard by calling (847) 286-6111.

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SEARS, ROEBUCK AND CO.
CONSOLIDATED INCOME

	For the 13 Weeks Ended			For the 39 Weeks Ended
	September 29, 2001 and September 30, 2000			September 29, 2001 and September 30, 2000
(millions, except earnings per share)	2001	2000	% Change	2001	2000	% Change

Revenues
Merchandise sales and services	$ 8,371	$ 8,480	-1.3%	$ 25,002	$ 25,121	-0.5%
Credit and financial products revenues	1,382	1,113	24.2%	3,834	3,442	11.4%
Total revenues	9,753	9,593	1.7%	28,836	28,563	1.0%

Costs and expenses
Cost of sales, buying and occupancy	6,201	6,284	-1.3%	18,519	18,595	-0.4%
Selling and administrative	2,197	2,152	2.1%	6,484	6,297	3.0%
Depreciation and amortization	209	209	0.0%	649	634	2.4%
Provision for uncollectible accounts	377	200	88.5%	929	660	40.8%
Provision for previously securitized receivables	-	-	-	522	-	-
Interest	378	305	23.9%	1,094	931	17.5%
Special charges and impairments	-	-	-	287	-	-
Total costs and expenses	9,362	9,150	2.3%	28,484	27,117	5.0%

Operating income	391	443	-11.7%	352	1,446	-75.7%
Other income, net	22	1	-	30	7	-

Income before income taxes and
minority interest	413	444	-7.0%	382	1,453	-73.7%

Income taxes	(150)	(159)	-5.7%	(136)	(531)	-74.4%

Minority interest	(1)	(7)	-85.7%	(5)	(21)	-76.2%

Net income	$ 262	$ 278	-5.8%	$ 241	$ 901	-73.3%

Earnings per share:

Basic	$ 0.81	$ 0.82	-1.2%	$ 0.74	$ 2.58	-71.3%

Diluted	$ 0.80	$ 0.81	-1.2%	$ 0.73	$ 2.57	-71.6%

Average common and dilutive common
equivalent shares outstanding	326.9	341.8		329.5	350.1

SEARS, ROEBUCK AND CO.
CONSOLIDATED BALANCE SHEET

(millions)
	September 29,	September 30,	December 30,
	2001	2000	2000
Assets
Current Assets
Cash and cash equivalents	$ 449	$ 497	$ 842
Retained interest in transferred credit card receivables	-	3,847	3,105
Credit card receivables, net	26,720	15,899	17,317
Other receivables	631	406	506
Merchandise inventories	6,002	6,323	5,618
Prepaid expenses and deferred charges	516	507	486
Deferred income taxes	911	651	920
Total current assets	35,229	28,130	28,794

Property and equipment, net	6,684	6,391	6,653
Deferred income taxes	256	352	174
Other assets	1,119	1,477	1,278
Total assets	$ 43,288	$ 36,350	$ 36,899

Liabilities
Current liabilities
Short-term borrowings	$ 3,503	$ 4,238	$ 4,280
Current portion of long-term debt and capitalized leases	3,246	2,490	2,560
Accounts payable and other liabilities	6,825	6,736	7,336
Unearned revenues	1,130	1,049	1,058
Other taxes	424	436	562
Total current liabilities	15,128	14,949	15,796

Long-term debt and capitalized leases	18,918	11,523	11,020
Postretirement benefits	1,812	2,017	1,951
Minority interest and other liabilities	1,299	1,420	1,363
Total liabilities	37,157	29,909	30,130

Commitments and Contingent Liabilities

Shareholders' Equity
Common shares	323	323	323
Capital in excess of par value	3,519	3,540	3,538
Retained income	6,991	6,613	6,979
Treasury stock - at cost	(4,143)	(3,620)	(3,726)
Deferred ESOP expense	(69)	(105)	(96)
Accumulated other comprehensive loss	(490)	(310)	(249)
Total shareholders' equity	6,131	6,441	6,769

Total liabilities and shareholders' equity	$ 43,288	$ 36,350	$ 36,899

Total common shares outstanding	322.1	336.7	333.2

SEARS, ROEBUCK AND CO.

Segment Income Statements

(millions)

For the 13 Weeks Ended September 29, 2001 and September 30, 2000

	Excluding Non-Comparable Items and Securitization Income										Reconciling Items
	Retail & Related Services		Credit & Financial Products		Corporate & Other		Sears Canada		Total		Securitization Impact		Non-comparable items		Consolidated GAAP
	2001	2000	2001	2000	2001	2000	2001	2000	2001	2000	2001	2000	2001	2000	2001	2000

Total Revenues	$ 7,333	$ 7,471	$ 1,309	$ 1,297	$ 108	$ 94	$ 1,003	$ 986	$ 9,753	$9,848	$ -	$ (255)	$ -	$ -	$ 9,753	$ 9,593

Costs and expenses
Cost of sales, buying and occupancy	5,455	5,579	-	-	48	36	698	669	6,201	6,284	-	-	-	-	6,201	6,284
Selling and administrative	1,620	1,644	202	195	125	105	250	242	2,197	2,186	-	(34)	-	-	2,197	2,152
Depreciation and amortization	169	174	5	4	15	15	20	16	209	209	-	-	-	-	209	209
Provision for uncollectible accounts	-	-	366	327	-	-	11	10	377	337	-	(137)	-	-	377	200
Provision for previously securitized receivables	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Interest	7	5	343	382	-	-	28	28	378	415	-	(110)	-	-	378	305
Special charges and impairments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total costs and expenses	7,251	7,402	916	908	188	156	1,007	965	9,362	9,431	-	(281)	-	-	9,362	9,150

Operating income	$ 82	$ 69	$ 393	$ 389	$ (80)	$ (62)	$ (4)	$ 21	$ 391	$ 417	$ -	$ 26	$ -	$ -	$ 391	$ 443

Net Income									$ 262	$ 261	$ -	$ 17	$ -	$ -	$ 262	$ 278

EPS - Diluted									$ 0.80	$ 0.76	$ -	$ 0.05	$ -	$ -	$ 0.80	$ 0.81

Average shares o/s									326.9	341.8	326.9	341.8	326.9	341.8	326.9	341.8

For the 39 Weeks Ended September 29, 2001 and September 30, 2000

	Excluding Non-Comparable Items and Securitization Income										Reconciling Items
	Retail & Related Services		Credit & Financial Products		Corporate & Other		Sears Canada		Total		Securitization Impact		Non-comparable items		Consolidated GAAP
	2001	2000	2001	2000	2001	2000	2001	2000	2001	2000	2001	2000	2001	2000	2001	2000

Total Revenues	$ 21,942	$ 22,189	$ 3,885	$ 3,940	$ 304	$ 259	$ 2,980	$ 2,894	$29,111	$29,282	$ (275)	$ (719)	$ -	$ -	$ 28,836	$28,563

Costs and expenses
Cost of sales, buying and occupancy	16,325	16,531	-	-	131	106	2,063	1,958	18,519	18,595	-	-	-	-	18,519	18,595
Selling and administrative	4,827	4,795	608	590	347	307	741	703	6,523	6,395	(39)	(98)	-	-	6,484	6,297
Depreciation and amortization	530	532	14	12	44	39	61	51	649	634	-	-	-	-	649	634
Provision for uncollectible accounts	-	-	1,050	1,019	-	-	32	29	1,082	1,048	(153)	(388)	-	-	929	660
Provision on previously securitized receivables	-	-	-	-	-	-	-	-	-	-	-	-	522	-	522	-
Interest	21	16	1,110	1,146	-	-	86	84	1,217	1,246	(123)	(315)	-	-	1,094	931
Special charges and impairments	-	-	-	-	-	-	-	-	-	-	-	-	287	-	287	-
Total costs and expenses	21,703	21,874	2,782	2,767	522	452	2,983	2,825	27,990	27,918	(315)	(801)	809	-	28,484	27,117

Operating income	$ 239	$ 315	$ 1,103	$ 1,173	$ (218)	$ (193)	$ (3)	$ 69	$ 1,121	$ 1,364	$ 40	$ 82	$ (809)	$ -	$ 352	$ 1,446

Net Income									$ 728	$ 849	$ 26	$ 52	$ (513)	$ -	$ 241	$ 901

EPS - Diluted									$ 2.21	$ 2.43	$ 0.08	$ 0.15	$ (1.56)	$ -	$ 0.73	$ 2.57

Average shares o/s									329.5	350.1	329.5	350.1	329.5	350.1	329.5	350.1

SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION - DOMESTIC CREDIT CARD RECEIVABLES, INVENTORY
AND STORE COUNT

	Average Balance				Ending Balance
	For the 13 Weeks ended		For the 39 Weeks ended
	September 29, 2001 and September 30, 2000		September 29, 2001 and September 30, 2000		September 29,	September 30,
	2001	2000	2001	2000	2001	2000

Managed domestic credit card receivables	$ 26,089	$ 25,453	$ 26,138	$ 25,657	$ 26,264	$ 25,825

	For the 13 Weeks ended		For the 39 Weeks ended
	September 29, 2001 and September 30, 2000		September 29, 2001 and September 30, 2000
Domestic managed credit card receivables-	2001	2000	2001	2000
Net interest margin:
Portfolio yield	19.34%	19.70%	19.16%	19.86%
Effective financing rate	5.19%	5.97%	5.61%	5.92%
Net interest margin	14.15%	13.73%	13.55%	13.94%

Domestic managed net charge-off rate	5.62%	4.97%	5.36%	5.24%

	2001			2000
	Sep. 29, 2001	Jun. 30, 2001	Mar. 31, 2001	Dec. 30, 2000	Sep. 30, 2000

Domestic managed credit card receivables-
Delinquency rate	7.41%	7.26%	7.50%	7.56%	7.47%

Allowance for uncollectible accounts	$ 1,089	$ 1,089	$ 567	$ 649	$ 624

Allowance % of domestic on-book credit
card receivables	4.15%	4.19%	4.14%	4.03%	4.18%

	September 29,	September 30,
	2001	2000

Domestic inventories - LIFO	$ 5,303	$ 5,604
- FIFO	$ 5,899	$ 6,230

	For the 13 Weeks Ended		For the 39 Weeks Ended
	September 29, 2001 and September 30, 2000		September 29, 2001 and September 30, 2000
Pretax LIFO charge
	$ 6	$ 6	$ 30	$ 30

	December 30,			September 29,
Domestic retail stores:	2000	Opened	Closed	2001
Full-line stores	863	3	(5)	861
Specialty formats	2,158	32	(55)	2,135
Total	3,021	35	(60)	2,996

Gross square feet	147.3	1.7	(1.8)	147.2